Exhibit 99.1

FOR IMMEDIATE RELEASE

APRIL 19, 2012

Contact:	Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com

CROSSTEX DECLARES INCREASES IN

QUARTERLY DISTRIBUTION AND DIVIDEND

DALLAS, April 19, 2012 — The Crosstex Energy companies today announced the declaration of the quarterly distribution for Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and the quarterly dividend for Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) from the first quarter of 2012:

•                  The quarterly distribution on the Partnership’s common units will be $0.33 per unit. The distribution is payable May 15 to unitholders of record May 2.  This amount is approximately a 14 percent increase over the first-quarter 2011 rate.

•                  The quarterly dividend on the Corporation’s common stock will be $0.12 per share. The dividend is payable May 15 to shareholders of record May 2.  This amount is approximately a 33 percent increase over the first-quarter 2011 rate.

About the Crosstex Energy Companies

Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, Texas, operates approximately 3,300 miles of pipeline, ten processing plants and four fractionators.  Crosstex Energy, L.P. currently provides services for 3.2 billion cubic feet of natural gas per day, or approximately six percent of marketed U.S. daily production.

Crosstex Energy, Inc. owns the two percent general partner interest, a 25 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

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